   As filed with the Securities and Exchange Commission on November 13, 1997
                                                 Registration No. 333-37529

===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            _______________________


                              AMENDMENT NO. 1 TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                            ________________________

                      AASCHE TRANSPORTATION SERVICES, INC.
             (Exact Name of Registrant as Specified in its Charter)

      Delaware                      4213
(State or Other             (Primary Standard
Jurisdiction of             Industrial                       36-3964954
Incorporation or            Classification Code           (I.R.S. Employer
Organization)               Number)                      Identification No.)

                            10214 N. Mt. Vernon Road
                            Shannon, Illinois 61078
                                 (815) 864-2421
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                                 Larry L. Asche
                            10214 N. Mt. Vernon Road
                            Shannon, Illinois 61078
                                 (815) 864-2421
               (Name, Address, Including Zip Code, and Telephone
               Number, Including Area Code, of Agent for Service)

                                    Copy to:

                                Joel R. Schaider
                             Sachnoff & Weaver, Ltd.
                        30 South Wacker Drive, 29th Floor
                             Chicago, Illinois 60606
                            Telephone: (312) 207-1000

                            ________________________
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box: [ ]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [ ]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering: [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]



                       CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                   Proposed Maximum      Proposed Maximum      Amount of
  Title of Each Class of     Amount to be          Offering Price Per    Aggregate Offering    Registration
Securities to be Registered  Registered                 Share(1)              Price                Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$.0001 per share            701,809 shares          $4.50                $3,158,140.50          $957.01
====================================================================================================================================


(1) Calculated in accordance with Rule 457(c) based upon the average of the high and low sales prices of the Common Stock on October 6, 1997 which was $4.50.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                  SUBJECT TO COMPLETION, DATED NOVEMBER 13, 1997



                              701,809 SHARES


                      AASCHE TRANSPORTATION SERVICES, INC.

                                  COMMON STOCK




     This Prospectus covers 701,809 shares (the "Shares") of common stock, par value $.0001 per share (the "Common Stock"), of Aasche Transportation Services, Inc. (the "Company") which may be offered and sold from time to time by the Selling Stockholders named herein. Of the 701,809 Shares, 54,056 and 53,125 pertain to the assumed exercise of warrants at an exercise price of $4.625, $5.55 and $8.75 per Share, respectively. See "Selling Stockholders." The Company will not receive any of the proceeds from the sale of any of the Shares. The Company will, however, receive proceeds from the exercise of warrants underlying the Shares issued to certain investors and the warrants issued to the placement agent in the private offering and to the underwriters in the initial public offering. Assuming all of the warrants are exercised, the proceeds to the Company from the exercise of such warrants are estimated to be approximately $1,015,000. See "Use of Proceeds."



     The Shares may be offered and sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest to the Selling Stockholders, directly or through broker-dealers or underwriters who may act solely as agents, or who may acquire the Shares as principals. The distribution of the Shares may be effected in one or more transactions that may take place through the Nasdaq National Market, including block trades or ordinary broker's transactions, or through privately negotiated transactions, or through underwritten public offerings, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specially negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales. See "Plan of Distribution."

     To the extent required, the specific number of Shares to be sold, the names of the Selling Stockholders, purchase price, public offering price, the names of any agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying Prospectus Supplement. The aggregate proceeds to the Selling Stockholders from the sale of the Shares will be the aggregate amount paid by the purchasers less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses not borne by the Company. The Company has agreed to bear certain expenses relating to the registration of the Shares under applicable federal and state securities laws (currently estimated at $20,731) and to any offering and sale hereunder not including certain expenses such as commissions, discounts and fees of underwriters, dealers or agents attributable to the sale of the Shares.


     The Common Stock is traded on the Nasdaq National Market under the symbol "ASHE." On November 7, 1997, the last sale price of the Common Stock was $4.00 per share.


                      ___________________________________

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                      ___________________________________


     SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                 ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                       REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.
               The date of this Prospectus is ___________, 1997.

                             AVAILABLE INFORMATION

     The Company has filed a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") with respect to the shares offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto which the Company has filed with the Commission under the Securities Act. Statements contained herein concerning the provisions of any documents are not necessarily complete and, in each instance, reference is made to the copy of such documents filed as an exhibit to the Registration Statement, and each such statement shall be deemed qualified in its entirety by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports, proxy statements and other information with the Commission.
Such reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company is subject to the electronic filing requirements of the Commission. Accordingly, pursuant to the rules and regulations of the Commission, certain documents, including annual and quarterly reports and proxy statements, filed by the Company with the Commission have been or will be filed electronically. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. The Company's Common Stock is listed on the Nasdaq National Market under the symbol ASHE, and such reports, proxy statements and other information can also be inspected at the offices of the Nasdaq National Market, Reports Section, 1735 Street, N.W., Washington, D.C. 20006.

                     INFORMATION INCORPORATED BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997, respectively, the Company's Report on Form 8-K filed July 3, 1997 and the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A declared effective July 26, 1994, each of which has been filed with the Commission, are incorporated by reference in this Prospectus.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus, excluding exhibits. Such requests should be directed to Aasche Transportation Services, Inc., 10214 N. Mt. Vernon Road, Shannon, Illinois 61078, Attention: Leon M. Monachos, Chief Financial Officer, Telephone: (815) 864-2421.

                                  THE COMPANY

     Aasche Transportation Services, Inc. (the "Company"), through its subsidiaries, Asche Transfer, Inc. and AG Carriers, Inc., is a 58-year-old non-union, truckload carrier that operates primarily in the temperature-controlled segment of the transportation services industry. The Company transports a variety of foods and other products that require temperature-controlled service and "just-in-time" delivery. The "just-in-time" concept stresses the importance of precise delivery times and the need for dependability in order to control inventory levels and limit handling. A substantial portion of the Company's business is concentrated in target markets in the Midwest, Southeast and South Central United States. The Company operates predominately in the long-haul, "full-truckload" segment of the temperature-controlled transportation services industry and operates less than 10% in the "less-than-truckload" segment. Full truckload operations typically involve a single shipment occupying the entire carrying capacity of a semi-trailer, moving directly from origin to destination. The full truckload segment generally is less capital intensive, more fragmented and populated by smaller firms than the less-than-truckload segment.

     The Company's business strategy is to offer premium-quality service to high-volume selective customers that have significant temperature-controlled transportation requirements. The Company believes that these customers provide more predictable and, in some respects, less price-sensitive business because the Company believes that service, rather than price, generally is the primary factor that dictates its customers' choice of carrier. The Company is currently a "core carrier" for Coca-Cola (including Coca-Cola Foods, Coca-Cola/Minute Maid, Coca-Cola Company and Coca-Cola USA), Hershey, Tropicana Foods, Americold, S.C. Johnson Wax, Schreiber Foods, Abbott Laboratories, Baxter International and Kraft Foods. The Company seeks to expand its core carrier relationships with well known national producers of foods and other products.

     The Company uses sophisticated satellite tracking and communications systems manufactured by Qualcomm Incorporated that enable the Company to monitor scheduling and equipment locations more effectively while communicating directly with drivers, and informing customers of the location and estimated delivery time of their freight. In addition, the Company has a centralized, fully integrated management system that utilizes an IBM AS/400 computer with software from Innovative Computing Corporation. The system's company-wide database allows the Company to respond quickly to customer information requests without having to combine data files from several sources. The Company also utilizes "electronic data interchange" that permits direct communication of billing and load tracking information between the Company's computer system and the computer systems of many of its customers. The Company's ability to exchange data electronically with customers regarding their shipments has significantly enhanced quality control and customer service. Management believes a significant commitment to technologically advanced systems is important to delivering high-quality services required by the high-volume customers sought by the Company. These systems have allowed the Company to improve customer satisfaction, asset and driver utilization and operating efficiency.

     The Company maintains a fleet of approximately 491 late-model tractors, including 55 tractors which are owned by owner-operators, and approximately 574 refrigerated trailers. Management believes that the maintenance of a late-model fleet as well as its commitment to advanced technology systems has and will enable the Company to continue to attract as customers high-volume, national producers of food and other products requiring temperature-controlled transportation.


     Part of the Company's growth strategy is to increase market share through acquisitions in the transportation industry. In May 1995, the Company acquired the assets of AG. Carriers, Inc., a Florida-based, non-union carrier specializing in the transportation services of temperature-controlled products for customers in the Southeast, Northeast and Midwestern United States. In December 1995, the Company acquired, through merger, Polar Express Corporation ("Polar"), an Arkansas-based, non-union truckload carrier transporting a variety of food and other products primarily in the Southwestern United States. In May 1997, the Company merged Polar with Asche Transfer, Inc. to form the Southwest Division. The Company intends to pursue acquisition opportunities to enhance the Company's strategic, financial and operational objectives. On October 15, 1997 the Company obtained an assignment of an asset purchase agreement between Gary L. Goldberg, a director of the Company, and Jack Gray Transport, Inc. ("JGT") pursuant to which assignment the Company has the right to purchase certain assets relating to the municipal solid waste business of JGT. The agreement is subject to certain closing conditions including the Company's obligation to satisfy JGT that it has obtained the necessary financing by November 30, 1997. The Company is presently in discussions with various sources, however, no financing commitment has been obtained by the Company as of the date of this prospectus.


     The Company was organized under the laws of the State of Delaware in July 1994. The Company's executive offices are located at 10214 N. Mt. Vernon Road, Shannon, Illinois 61078. The Company's telephone number is (815) 864-2421.

                                  RISK FACTORS

         This Prospectus contains certain forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of certain of the considerations set forth below and elsewhere in this Prospectus. The following risk factors should be considered carefully in addition to the other information contained in this Prospectus before purchasing the Shares offered hereby.

AVAILABILITY OF DRIVERS

         Competition for drivers is intense within the trucking industry and the Company occasionally experiences difficulty attracting and retaining qualified drivers and owner-operators which results in the temporary idling of revenue equipment. There is a chronic, industry-wide shortage of such individuals and this shortage could affect the Company's operations and profitability in the future, force the Company to significantly increase the compensation it pays to its drivers and owner-operators, or curtail the Company's growth. Difficulty in attracting and retaining qualified drivers and owner-operators would have a materially adverse effect upon the Company's operations and ability to grow.

BUSINESS CYCLES AND INDUSTRYWIDE COST INCREASES


         The Company has little or no control over economic factors such as fuel prices, fuel tax and interest rate fluctuations, economic recessions, and customers' business cycles. Significant increases in fuel prices, other operating costs, or interest rates, to the extent not offset by increases in freight rates, would adversely affect the Company's operating results. Prolonged or further increases could adversely affect future results. Economic recessions or downturns in customers' business cycles also could have a materially adverse effect upon the operating results of the Company. If the resale value of the Company's revenue equipment were to decline, the Company could find it necessary to retain some of its equipment longer, with a resulting increase in operating expenses for maintenance and repairs, or the Company may decide to sell such equipment which may result in a loss on disposition.


SIGNIFICANT CUSTOMERS

         The Company has several significant core carrier customers, the loss of these large customers could adversely affect operations. Further, as the Company expands its core carrier relationships with existing high-volume customers and develops new core carrier relationships, the Company expects that a larger percentage of its total revenues will be derived from fewer customers, the loss of any of which could adversely affect the Company's profitability.

COMPETITION

         The trucking industry in general, and the temperature-controlled segment in particular, is highly competitive and fragmented. The Company competes primarily with other long-haul, temperature-controlled truckload carriers, private fleets operated by existing and potential customers and, to a lesser extent, railroads. Although the general effect of deregulation of the trucking industry during the 1980's created substantial downward pressure on the industry's rate structure, the Company's management believes that competition for the freight transported by the Company is based primarily upon its ability to provide premium quality service, i.e., just-in-time performance, advanced technology capabilities and the reliability made possible through the operation of a late-model fleet. The five largest companies in the temperature-controlled segment generated a substantial portion of the revenues of all companies in the segment and there are many other trucking companies in the temperature-controlled market segment that possess substantially greater financial resources, operate more equipment or carry a larger volume of freight than the Company. The Company also competes with other motor carriers in hiring qualified drivers.

CAPITAL REQUIREMENTS

         The trucking industry is capital intensive. The Company historically has relied upon debt and operating leases to finance new revenue equipment, and it has granted its lenders a lien on substantially all of its assets. If the Company were unable to borrow sufficient funds at acceptable rates or raise additional equity on acceptable terms, or if there were a significant increase in interest rates, the Company would have to limit its growth and might be required to operate its fleet for longer periods, which could adversely affect the Company's operating results.

LIABILITY EXPOSURE

         The trucking business requires the operation of large trucks on public roads, with resulting liabilities, including cargo claims, property damage and personal injury, arising from vehicle accidents. Although the Company believes its insurance coverage is adequate, a substantial increase in the number or severity of claims, a severe accident in which the claim level exceeds policy limits, or a significant rise in insurance costs could have a materially adverse effect upon the Company's profitability.

SEASONALITY

         The Company's results of operations show a seasonal pattern because certain of the frozen food companies serviced by the Company generally reduce shipments during the summer season. During the winter months, the Company has at times experienced delays in meeting its pick-up and delivery schedules as a result of severe weather conditions. In addition, the Company's operating expenses historically have been higher in the winter months due to decreased fuel efficiency and increased maintenance costs in colder weather. Accordingly, such factors cause fluctuations in results of operations.

REGULATION


         Truckload companies are subject to regulation by various federal and state agencies, including the United States Department of Transportation ("DOT"). These regulatory authorities govern activities such as operational safety, accounting systems, and financial reporting. The abolition of the Interstate Commerce Commission effective January 1, 1996, terminated regulation by that agency, including regulation of truckload rates and certain mergers, consolidations, and acquisitions (subject to continued antitrust review by the Department of Justice and the Federal Trade Commission). If the Company were found to be in violation of applicable laws or regulations, it could have a material adverse effect on the Company's business and operating results.


DEPENDENCE UPON KEY PERSONNEL

         The Company is dependent upon the services of experienced individuals who serve as officers and directors. Although the Company believes it has assembled an experienced and talented management group, the loss of any of these persons from the Company could have a materially adverse effect upon the Company's operations and future profitability. The Company maintains "key person" life insurance of $1,500,000 on each of the lives of Larry L. Asche, Kevin M. Clark and Diane L. Asche.

POSSIBLE VOLATILITY OF STOCK PRICE

         Since the Company's initial public offering in October 1994, the market price for the Common Stock has fluctuated substantially. The market price of the Common Stock may continue to experience significant fluctuations in response to quarter-to-quarter variations in the Company's operating results, general trends in the industry and other events. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that have particularly affected the market prices of many companies and that have often been unrelated or disproportionate to the operational performance of these companies. These fluctuations, as well as general economic and market conditions, may materially and adversely affect the market price of the Common Stock.

CONTROL BY PRINCIPAL STOCKHOLDERS

         As of September 30, 1997, Larry L. Asche, Diane L. Asche, Kevin M. Clark and Richard S. Baugh, officers and directors of the Company, beneficially owned approximately 30% of the Company's outstanding shares of Common Stock. As a result, these individuals will, as a practical matter, be able to control the outcome of matters requiring a stockholder vote, including the election of the members of the Board of Directors, thereby controlling the affairs and management of the Company. Such control could adversely affect the market price of the Common Stock or delay or prevent a change in control of the Company.

EFFECTS OF CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

         Certain provisions of the Company's Amended Certificate of Incorporation and of Delaware law could delay or make difficult a merger, tender offer or proxy contest involving the Company. Among other things, these provisions include a classified board, prohibitions on removing directors except for cause, and other requirements.

                                USE OF PROCEEDS


     The Company will not receive any of the proceeds from the sale of any of the Shares by the Selling Stockholders named herein. The Company will, however, receive proceeds from the exercise of warrants underlying the Shares issued to certain investors and the warrants issued to the placement agent in the private offering and to the underwriters in the initial public offering. See "Selling Stockholders." Assuming all of the warrants are exercised, the proceeds to the Company from the exercise of such warrants are estimated to be approximately $1,015,000.


                              SELLING STOCKHOLDERS


     On July 2, 1997, the Company completed an offering of 540,558 shares of Common Stock, at a price of $3.70 per Share. The net proceeds of the offering were used to reduce outstanding indebtedness and for general corporate purposes. The offering included warrants (the "Warrants") to purchase 54,070 shares of Common Stock at an exercise price of $4.625 per share. The Warrants are exercisable at any time within three years after June 24, 1997. The offering was made solely to accredited investors in reliance upon Section 4(2) of the Securities Act of 1933, as amended and Rule 506 of Regulation D promulgated thereunder. In connection with the offering, the Company issued a warrant to Madison Securities, Inc., the Company's placement agent in the offering, to purchase 54,056 shares of Common Stock at a price of $5.55 per share exercisable at any time within three years after July 2, 1997. Prior to such date, the Selling Stockholders included below had no material relationship with the Company or any of its predecessors or affiliates within the prior three years.



     In addition, the Company is registering warrants issued in connection with its initial public offering to JW Charles Securities, Inc. and Corporate Securities Group, Inc., the Company's underwriters, to purchase 37,500 and 15,625 shares respectively, at a price of $8.75 per share exercisable at any time prior to September 23, 1999.



     The following table sets forth for each Selling Stockholder the number of Shares beneficially owned by such Selling Stockholder prior to this offering, and the maximum number of Shares to be registered. In each case, the percentage of outstanding Shares held by each Selling Stockholder prior to and after this offering represents less than one percent of the outstanding Shares.



                            Number of Shares    Maximum Number of
                          Beneficially Owned    Shares to be
  Selling Stockholders    Prior to Offering(1)    Registered(1)
--------------------------------------------------------------------------------
Ronald Stone                    44,596                44,596
Ronald Stone as Trustee
 of Ronald Stone
 Insurance Trust dated
 6/1/68                         14,866                14,866
Farshid Paul Ohadi              14,866                14,866
Basil Kromelow                  29,731                29,731
Ronald L. Wieseneck and
 Suzanne C. Wieseneck as
 Joint Tenants                  29,731                29,731
Microsales, Inc.                14,866                14,866
Chris Iacovelli                 14,866                14,866
James L. Mann                   14,866                14,866
John G. Phillips                29,731                29,731
Charles Headings and
 Elizabeth Headings as
 Joint Tenants                  14,866                14,866
Ronald L. Antinone              29,731                29,731
Randy Wear and Gail
 Kellberg as Tenancy by
 Entirety                       29,731                29,731
David Kozin                     29,731                29,731
CLFS Equities LLP               44,596                44,596
Constance DeBois under
 Declaration of Trust
 dated 10/7/94                  14,866                14,866
TDMR Partners                   14,866                14,866
Eugene A. Huske                 14,866                14,866
Maksim Lunic                    29,731                29,731
James B. Eversole &
 Shirley M. Eversole as
 Joint Tenants                  29,731                29,731
Thomas Gordon & Edna
 Gordon as Joint Tenants        14,866                14,866
Robert Jacobs                   14,866                14,866
Kathleen E. Grabowski           14,866                14,866
Eric G. Matye                   14,866                14,866
Richard H. Solem                14,866                14,866


____________________________
(1)Includes shares underlying the Warrants.

                              Number of Shares    Maximum Number of
                            Beneficially Owned    Shares to be
  Selling Stockholders      Prior to Offering(1)    Registered(1)
--------------------------------------------------------------------------------
G.P. Kretzschmar                  14,866                14,866
Irving Sparage                    14,866                14,866
Thomas Fasbinder                  14,866                14,866
Marlin Bird                       14,866                14,866
Madison Securities, Inc.          54,056(2)             54,056(2)
JW Charles Securities, Inc.       37,500(3)             37,500(3)
Corporate Securities Group, Inc.  15,625(3)             15,625(3)


_________________________________
(2) Represents shares underlying the warrant issued to Madison Securities, Inc. as placement agent.


(3) Represents shares underlying the warrants issued to JW Charles Securities, Inc. and Corporate Securities Group, Inc. as underwriters in the Company's initial public offering.


                              PLAN OF DISTRIBUTION

     The Company will not receive any proceeds from the sale of the Shares. Each of the Selling Stockholders may sell his Shares directly or through broker-dealers or underwriters who may act solely as agents, or who may acquire shares as principals. The Shares may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest to the Selling Stockholders. The distribution of the Shares may be effected in one or more transactions that may take place through the Nasdaq National Market, including block trades or ordinary broker's transactions, or through privately negotiated transactions, or through an underwritten public offering, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales.

     The aggregate proceeds to the Selling Stockholders from the sale of the Shares will be the aggregate amounts paid by purchasers of the Shares pursuant to the offering less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. The Selling Stockholders and any dealers or agents that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     To the extent required, the specific number of Shares to be sold, the names of the Selling Stockholders, purchase price, public offering price, the names of any agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying Prospectus Supplement.

     Under the subscription agreements with each of the investors, the Company has agreed to bear certain expenses relating to the registration of the Shares under applicable federal and state securities laws (currently estimated to be $20,731) and to any offering and sale hereunder not including certain expenses such as commissions, discounts and fees of underwriters, dealers or agents attributable to the sale of the Shares.

                                    EXPERTS

     The financial statements of the Company as of December 31, 1996 and December 31, 1995, and for each of the three years in the period ended December 31, 1996, have been incorporated by reference herein in reliance upon the report of Ernst & Young LLP, independent certified public accountants, also incorporated by reference herein, and given upon the authority of said firm as experts in accounting and auditing.


     The consolidated balance sheet of Polar Express Corporation as of December 29, 1995, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year ended December 29, 1995 and the period from August 27, 1994 (inception) to December 30, 1994, have been incorporated by reference herein in reliance upon the report by Baird, Kurtz & Dobson, independent certified public accountants, also incorporated by reference herein, given on the authority of said firm as experts in accounting and auditing.


                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby has been passed upon for the Company by Sachnoff & Weaver, Ltd., Chicago, Illinois.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following are the estimated expenses in connection with the distribution of the securities being registered:



SEC registration fee. . . . . . . . . . . . . . . . . . .  $   957
Nasdaq National Market Listing fee. . . . . . . . . . . .   14,974
Accounting fees and expenses. . . . . . . . . . . . . . .    1,500
Attorneys' fees and expenses. . . . . . . . . . . . . . .    2,500
Miscellaneous . . . . . . . . . . . . . . . . . . . . . .      800
                                                           -------
        Total . . . . . . . . . . . . . . . . . . . . . .  $20,731




ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article 9 of the Registrant's Certificate of Incorporation ("Article 9") is consistent with Section 102(b)(7) of the Delaware General Corporation Law, which generally permits a company to include a provision limiting the personal liability of a director in the company's certificate of incorporation. With limitations, Article 9 eliminates the personal liability of the Registrant's directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. However, Article 9 does not eliminate director liability: (1) for breaches of the duty of loyalty to the Registrant and its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for transactions from which a director derives improper personal benefit; or (4) under Section 174 of the Delaware General Corporation Law ("Section 174").
Section 174 makes directors personally liable for unlawful dividends and stock repurchases or redemptions and expressly sets forth a negligence standard with respect to such liability. While Article 9 protects the directors from awards for monetary damages for breaches of their duty of care, it does not eliminate their duty of care. The limitations in Article 9 have no effect on claims arising under the federal securities laws.

     With certain limitations, Article 6 of the Registrant's By-laws ("Article 6") provides for indemnification of any of the Registrant's past, present and future officers and directors against liabilities and reasonable expenses incurred in any criminal or civil action by reason of such person's being or having been an officer or director of the Registrant or of any other corporation which such person serves as such at the request of the Registrant. Indemnification under Article 6 is limited to officers and directors who have acted in good faith and in a manner they reasonably believed to be in the best interests of the Registrant. Any questions regarding whether the officer or director has met the required standards of conduct are to be answered by (1) the majority of disinterested directors, (2) a written opinion of a reputable disinterested legal counsel selected by the Board, or (3) the stockholders. Indemnification rights under Article 6 are non-exclusive. In the event of an officer's or director's death, such person's indemnification rights shall extend to his or her heirs and legal representatives. Rights under Article 6 are severable, and if any part of that section is determined to be invalid for any reason, all other parts remain in effect.

     Under Section 145 of the Delaware General Corporation Law, directors and officers, as well as other employees and individuals, may be indemnified against expenses (including attorneys' fees), judgments, fines, amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to criminal actions or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action, and the Delaware General Corporation Law requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

ITEM 16.  EXHIBITS

     A list of the exhibits included as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits and which is incorporated herein by reference.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement); and

           (iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) or the Securities and Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago and State of Illinois on the 12th of November 1997.


                                        AASCHE TRANSPORTATION SERVICES, INC.



                                        By: /s/ Leon M. Monachos
                                            ---------------------

                                            Leon M. Monachos

                                            Chief Financial Officer






     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the 12th of November 1997.




     Signature                         Title
--------------------            --------------------
/s/       *
------------------------------  Chief Executive
    Larry L. Asche              Officer and
                                Chairman of the
                                Board of Directors
                                (Principal
                                Executive Officer)

/s/ Leon M. Monachos
------------------------------  Chief Financial
    Leon M. Monachos            Officer (Principal
                                Financial Officer)

/s/      *
------------------------------  President, Director
    Kevin M. Clark

/s/      *
------------------------------  Director
    Diane L. Asche

/s/      *
------------------------------  Director
    Richard S. Baugh

/s/      *
------------------------------  Director
    Gary I. Goldberg

By:  /s/ Leon M. Monachos
    --------------------------
         Leon M. Monachos
        (Attorney-in-fact)


                                 EXHIBIT INDEX



                                                                            Sequential Page
Exhibit Number                    Description of Exhibit                          Number
--------------  ----------------------------------------------------------  --------------------
4.1             Specimen Common Stock Certificate.........................      *
 5              Opinion of Sachnoff & Weaver, Ltd.........................      *
23.1            Consent of Independent Auditors...........................
23.2            Consent of Sachnoff & Weaver, Ltd. (included in Exhibit 5)      *
23.3            Consent of Independent Public Accountants
24.1            Power of Attorney (contained on signature page)


---------------------------

* Previously filed